SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                   -------------------------------------------

                          AMENDMENT NO. 1 ON FORM 8-K/A

                                 CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



                                 Date of Report
                       (Date of earliest event reported):

                                   May 2, 1997
                    ________________________________________

                            THERMO CARDIOSYSTEMS INC.
             (Exact name of Registrant as specified in its charter)


    Massachusetts                       1-10114                    04-3027040
    (State or other jurisdiction    (Commission              (I.R.S. Employer
    of incorporation or             File Number)       Identification Number)
    organization)

    470 Wildwood Street, P.O. Box 2697
    Woburn, Massachusetts                                          01888-2697
    (Address of principal executive offices)                       (Zip Code)

                                 (617) 622-1000
                         (Registrant's telephone number
                              including area code)
PAGE

                                                                   FORM 8-K/A
    Item 2.  Acquisition or Disposition of Assets

        On May 2, 1997, Thermo Cardiosystems Inc. (the "Company") acquired International Technidyne Corporation ("ITC"), a wholly owned subsidiary of Thermo Electron Corporation ("Thermo Electron"), in exchange for the right to receive 3,355,705 shares of the Company's common stock. ITC is a manufacturer of near-patient, whole-blood coagulation-testing equipment and related disposables, as well as single-use, premium-priced, skin-incision devices. In 1996, ITC had revenues of $34,000,000, with net income of $4,700,000.

         The acquisition was made pursuant to an Agreement and Plan of Reorganization dated as of May 2, 1997 (the "Agreement"), among the Company, ITC Acquisition Inc., a wholly owned subsidiary of the Company ("Acquisition"), Thermo Electron, ITC Holdings Inc., a wholly owned subsidiary of Thermo Electron that owned ITC ("Holdings"), and ITC. Under the terms of the Merger Agreement, (i) Acquisition merged with and into ITC, (ii) outstanding shares of ITC's common stock were canceled and converted into the right to receive 3,355,705 shares of the Company's common stock, (iii) each outstanding share of Acquisition's common stock was canceled and converted into one share of the common stock of ITC, and
    (iv) ITC became a wholly owned subsidiary of the Company.

         The shares of the Company's common stock to be issued in connection with the acquisition will be so issued as soon as such shares are listed for trading upon the American Stock Exchange, Inc. The exchange requires that the listing be approved by the holders of a majority of the Company's outstanding shares present and voting at a shareholders' meeting. The meeting is expected to be held before the end of fiscal 1997. Thermo Electron and Thermedics Inc. ("Thermedics") have each agreed to vote all of the shares of the Company's common stock held by them as of the record date of the meeting in favor of the listing of the Company's shares and all matters related thereto. Before giving effect to the issuance of the shares to be issued pursuant to the Agreement, Thermo Electron and Thermedics owned an aggregate of 54.2% of the outstanding common stock of the Company. Giving effect to the issuance of such shares, Thermo Electron and Thermedics own an aggregate of 58.1% of such outstanding common stock.

         The consideration to be paid for ITC was based on the Company's determination of the fair market value of ITC's business. Based on the average of the closing prices of the Company's common stock as reported on the American Stock Exchange for the five trading days ending on March 27, 1997, the shares to be issued to Thermo Electron had a value of $75,000,000 prior to the execution of the Agreement. Prior to the execution of the Agreement, Cazenove Incorporated, an investment banking firm, provided a written opinion to the Board of Directors of the Company indicating that, as of May 2, 1997, the consideration to be paid for ITC was fair to the Company from a financial point of view.

         The Company has no present intention to use ITC's assets for purposes materially different from the purposes for which such assets were used prior to the acquisition. However, the Company will review ITC's business and assets, corporate structure, capitalization, operations, properties, policies, management and personnel and, upon completion of this review, may develop alternative plans or proposals, including mergers, transfers of a material amount of assets or other transactions or changes relating to such business.
                                        2PAGE

                                                                   FORM 8-K/A

    Item 7.  Financial Statements and Exhibits

        (a)  Financial Statements of Business Acquired - Attached hereto.

             Restated Exhibit 11 to the Registrant's Form 10-K for the year ended December 28, 1996 - Attached hereto.

             Restated Exhibit 13 to the Registrant's Form 10-K for the year ended December 28, 1996 - Attached hereto.

        (b)  Pro Forma Financial Information.

             The pro forma financial information required by Form 8-K is not presented due to the inclusion of the Restated Exhibit 13 to the Registrant's Form 10-K for the year ended December 28, 1996 attached hereto.

        (c)  Exhibits.

             23  Consent of Arthur Andersen LLP.

             27  Financial Data Schedule.








                                        3PAGE

                                                                   FORM 8-K/A

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized, on this 30th day of May, 1997.

                                         THERMO CARDIOSYSTEMS INC.



                                         By: Paul F. Kelleher
                                             --------------------
                                             Paul F. Kelleher
                                             Chief Accounting Officer

















                                        4PAGE

                      INTERNATIONAL TECHNIDYNE CORPORATION

                        Consolidated Financial Statements

                                      1996
PAGE

    International Technidyne Corporation            1996 Financial Statements

                     Report of Independent Public Accountants


    To International Technidyne Corporation:

        We have audited the accompanying consolidated balance sheet of International Technidyne Corporation (a Delaware corporation and 100%-owned subsidiary of Thermo Electron Corporation) and subsidiary as of December 28, 1996 and December 30, 1995, and the related consolidated statements of income, parent company investment, and cash flows for each of the three years in the period ended December 28, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of International Technidyne Corporation and subsidiary as of December 28, 1996 and December 30, 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 28, 1996, in conformity with generally accepted accounting principles.


                                           Arthur Andersen LLP


    Boston, Massachusetts
    February 5, 1997 (except with
      respect to Note 7 as to which
      the date is March 29, 1997)


                                        2PAGE

    International Technidyne Corporation            1996 Financial Statements

                         Consolidated Statement of Income


    (In thousands)                                1996       1995      1994
    ------------------------------------------------------------------------
    Revenues (Note 6)                          $33,992    $32,287   $28,642
                                               -------    -------   -------

    Costs and Operating Expenses:
      Cost of revenues                          14,680     13,645    11,731
      Selling, general, and administrative
        expenses (Note 4)                        8,067      8,018     7,079
      Expenses for research and development      3,659      3,787     3,698
                                               -------    -------   -------
                                                26,406     25,450    22,508
                                               -------    -------   -------
    Income Before Provision for Income Taxes     7,586      6,837     6,134
    Provision for Income Taxes (Note 3)          2,914      2,627     2,346
                                               -------    -------   -------
    Net Income                                 $ 4,672    $ 4,210   $ 3,788
                                               =======    =======   =======















    The accompanying notes are an integral part of these consolidated financial statements.


                                        3PAGE

    International Technidyne Corporation            1996 Financial Statements

                            Consolidated Balance Sheet

    (In thousands)                                        1996         1995
    -----------------------------------------------------------------------
    Assets
    Current Assets:
      Cash                                             $   127      $    43
      Accounts receivable, less allowances of
        $262 in 1996 and 1995                            4,047        4,612
      Inventories                                        3,626        3,686
      Prepaid income taxes (Note 3)                      1,872        1,839
      Prepaid expenses                                      43           69
                                                       -------      -------
                                                         9,715       10,249
                                                       -------      -------
    Property, Plant, and Equipment, at Cost             12,072       10,597
      Less: Accumulated depreciation and amortization    5,252        4,083
                                                       -------      -------
                                                         6,820        6,514
                                                       -------      -------
    Prepaid Income Taxes                                   958        1,082
                                                       -------      -------
    Other Assets                                           364          254
                                                       -------      -------
                                                       $17,857      $18,099
                                                       =======      =======

    Liabilities and Parent Company Investment
    Current Liabilities:
      Accounts payable                                 $ 1,655      $ 1,374
      Accrued payroll and employee benefits              1,963        1,890
      Accrued warranty expenses                            700          700
      Other accrued expenses                             2,357        2,058
                                                       -------      -------
                                                         6,675        6,022
                                                       -------      -------
    Commitments and Contingencies (Note 5)

    Parent Company Investment                           11,182       12,077
                                                       -------      -------
                                                       $17,857      $18,099
                                                       =======      =======









    The accompanying notes are an integral part of these consolidated financial statements.

                                        4PAGE

    International Technidyne Corporation            1996 Financial Statements

                       Consolidated Statement of Cash Flows


    (In thousands except in text)               1996       1995        1994
    -----------------------------------------------------------------------
    Operating Activities:
      Net income                             $ 4,672    $ 4,210     $ 3,788
      Adjustments to reconcile net income to
        net cash provided by operating
        activities:
          Depreciation and amortization        1,307      1,088         872
          Provision for losses on accounts
            receivable                             -          -          43
          Deferred income tax expense
            (benefit)                             91       (338)        195
          Other noncash expenses (income)         60         36         (20)
          Changes in current accounts:
            Accounts receivable                  565       (168)       (169)
            Inventories                           60     (1,371)        178
            Other current assets                  26         43         (98)
            Accounts payable                     281        175        (274)
            Other current liabilities            372        748         522
                                             -------    -------     -------
    Net cash provided by operating activities  7,434      4,423       5,037
                                             -------    -------     -------

    Investing Activities:
      Purchases of property, plant, and
        equipment                             (1,649)    (2,284)     (1,737)
      Increase in other assets                  (134)       (69)        (81)
      Other                                        -         41          31
                                             -------    -------     -------
    Net cash used in investing activities     (1,783)    (2,312)     (1,787)
                                             -------    -------     -------

    Financing Activities:
      Transfers to parent company             (5,567)    (2,158)     (3,299)
                                             -------    -------     -------
    Increase (Decrease) in Cash                   84        (47)        (49)
    Cash at Beginning of Year                     43         90         139
                                             -------    -------     -------
    Cash at End of Year                      $   127    $    43     $    90
                                             =======    =======     =======

    Noncash Activities:
      In 1994, a note receivable of $633,000 was cancelled and applied to the purchase price of a building and land acquired by the Company.



    The accompanying notes are an integral part of these consolidated financial statements.

                                        5PAGE

    International Technidyne Corporation            1996 Financial Statements

                Consolidated Statement of Parent Company Investment

                                                                     Parent
                                                                    Company
    (In thousands)                                               Investment
    -----------------------------------------------------------------------
    Balance January 1, 1994                                         $ 9,536
    Net income                                                        3,788
    Net transfers to parent company                                  (3,299)
                                                                    -------
    Balance December 31, 1994                                        10,025
    Net income                                                        4,210
    Net transfers to parent company                                  (2,158)
                                                                    -------
    Balance December 30, 1995                                        12,077
    Net income                                                        4,672
    Net transfers to parent company                                  (5,567)
                                                                    -------
    Balance December 28, 1996                                       $11,182
                                                                    =======






    The accompanying notes are an integral part of these consolidated financial statements.




                                        6PAGE

    International Technidyne Corporation            1996 Financial Statements

                    Notes to Consolidated Financial Statements

    1.  Nature of Operations and Summary of Significant Accounting Policies

    Nature of Operations

        International Technidyne Corporation (the Company) is a leading manufacturer of near-patient, whole-blood, coagulation-testing equipment and related disposables and also manufactures single-use, premium-priced, skin-incision devices.

    Relationship with Thermo Electron Corporation

        The Company was incorporated in 1969. In September 1991, the Company was acquired, through a pooling-of-interests transaction, and became a wholly owned subsidiary of Thermo Electron Corporation (Thermo Electron). As of December 28, 1996, Thermo Electron owned 153,700 shares of the Company's common stock, representing 100% of such stock outstanding.

        The accompanying financial statements include the assets, liabilities, income, and expenses of the Company as included in Thermo Electron's consolidated financial statements. The accompanying financial statements do not include Thermo Electron's general corporate debt, which is used to finance operations of all of its respective business segments, or an allocation of Thermo Electron's interest expense. The Company has had positive cash flows from operations for all periods presented.

    Principles of Consolidation

        The accompanying 1996 financial statements include the accounts of the Company and its wholly owned subsidiary, International Technidyne Corporation, Ltd. All material intercompany accounts and transactions have been eliminated.

    Fiscal Year

        The Company has adopted a fiscal year ending the Saturday nearest December 31. References to 1996, 1995, and 1994 are for the fiscal years ended December 28, 1996, December 30, 1995, and December 31, 1994, respectively.

    Cash and Cash Equivalents

        The cash receipts and disbursements of the Company's domestic operations are combined with other Thermo Electron corporate cash transactions and balances. Therefore, cash of the Company's domestic operations is not included in the accompanying balance sheet.

                                        7PAGE

    International Technidyne Corporation            1996 Financial Statements

                    Notes to Consolidated Financial Statements

    1. Nature of Operations and Summary of Significant Accounting Policies (continued)

    Inventories

        Inventories are stated at the lower of cost (on a first-in, first-out basis) or market value and include materials, labor, and manufacturing overhead. The components of inventories are as follows:

    (In thousands)                                           1996      1995
    -----------------------------------------------------------------------
    Raw materials                                         $ 1,762   $ 1,958
    Work in process and finished goods                      1,864     1,728
                                                          -------   -------
                                                          $ 3,626   $ 3,686
                                                          =======   =======

    Property, Plant, and Equipment

        The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property, as follows: buildings, 15 and 31.5 years; machinery and equipment, 5 to 10 years; and leasehold improvements, the shorter of the term of the lease or the life of the asset. Property, plant, and equipment consists of the following:

    (In thousands)                                           1996      1995
    -----------------------------------------------------------------------
    Land and buildings                                    $ 2,786   $ 2,786
    Machinery, equipment, and leasehold improvements        9,286     7,811
                                                          -------   -------
                                                           12,072    10,597
    Less: Accumulated depreciation and amortization         5,252     4,083
                                                          -------   -------
                                                          $ 6,820   $ 6,514
                                                          =======   =======

    Other Assets

        Other assets in the accompanying consolidated balance sheet include the cost of acquired patents and trademarks. These assets are being amortized using the straight-line method over their estimated useful lives, which range from 17 to 40 years. These assets were $461,000 and $360,000, net of accumulated amortization of $130,000 and $106,000 at year-end 1996 and 1995, respectively.

    Revenue Recognition

        The Company recognizes revenues upon shipment of its products. The Company provides a reserve for its estimate of warranty costs at the time of shipment.

                                        8PAGE

    International Technidyne Corporation            1996 Financial Statements

                    Notes to Consolidated Financial Statements

    1. Nature of Operations and Summary of Significant Accounting Policies (continued)

    Income Taxes

        The Company and Thermo Electron have a tax allocation agreement under which the Company is included in the consolidated federal and certain state income tax returns filed by Thermo Electron. The agreement provides that in years in which the Company has taxable income, it will pay to Thermo Electron amounts comparable to the taxes the Company would have paid if it had filed separate tax returns.

        In accordance with Statement of Financial Accounting Standards
    (SFAS) No. 109, "Accounting for Income Taxes," the Company recognizes deferred income taxes based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return.

    Concentration of Credit Risk

        The Company sells its products to customers in the healthcare industry. The Company does not normally require collateral or other security to support its accounts receivable. Management does not believe that this concentration of credit risk has, or will have, a significant negative impact on the Company.

    Foreign Currency

        All assets and liabilities of the Company's wholly owned subsidiary are translated at year-end exchange rates, and revenues and expenses are translated at average exchange rates for the year in accordance with SFAS No. 52, "Foreign Currency Translation." Foreign currency transaction gains and losses are included in the accompanying statement of income and are not material for each of the three years presented.

    Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                        9PAGE

    International Technidyne Corporation            1996 Financial Statements

                    Notes to Consolidated Financial Statements

    1. Nature of Operations and Summary of Significant Accounting Policies (continued)

    Fair Value of Financial Instruments

        The Company's financial instruments consist mainly of accounts receivable and accounts payable, which approximate fair value due to their short-term nature.


    2.  Employee Benefit Plans

    Employee Stock Purchase Program

        Substantially all of the Company's full-time U.S. employees are eligible to participate in an employee stock purchase program sponsored by Thermo Electron. Under this program, shares of Thermo Electron common stock can be purchased at the end of a 12-month period at 95% of the fair market value at the beginning of the period, and the shares purchased are subject to a six-month resale restriction. Prior to November 1, 1995, shares of Thermo Electron's common stock could be purchased at the end of a 12-month period at 85% of the fair market value at the beginning of the period, and the shares purchased were subject to a one-year resale restriction. Shares are purchased through payroll deductions of up to 10% of each participating employee's gross wages.

    401(k) Savings Plan

        Substantially all of the Company's full-time U.S. employees are eligible to participate in Thermo Electron's 401(k) savings plan. Contributions to the plan are made by both the employee and the Company. Company contributions are based upon the level of employee contributions. For this plan, the Company contributed and charged to expense $267,000, $278,000, and $169,000 in 1996, 1995, and 1994, respectively.

    3.  Income Taxes

        The components of income before provision for income taxes are as follows:
    (In thousands)                                   1996     1995     1994
    -----------------------------------------------------------------------
    Domestic                                       $7,311   $6,837   $6,134
    Foreign                                           275        -        -
                                                   ------   ------   ------
                                                   $7,586   $6,837   $6,134
                                                   ======   ======   ======

                                       10PAGE

    International Technidyne Corporation            1996 Financial Statements

                    Notes to Consolidated Financial Statements

    3.  Income Taxes (continued)

        The components of the provision for income taxes are as follows:

    (In thousands)                                   1996     1995     1994
    ------------------------------------------------------------------------
    Currently payable:
      Federal                                      $2,221   $2,309   $1,677
      State                                           602      656      474
                                                   ------   ------   ------
                                                    2,823    2,965    2,151
                                                   ------   ------   ------
    (Prepaid) Deferred:
      Federal                                          70     (260)     150
      State                                            21      (78)      45
                                                   ------   ------   ------
                                                       91     (338)     195
                                                   ------   ------   ------
                                                   $2,914   $2,627   $2,346
                                                   ======   ======   ======

        The provision for income taxes in the accompanying statement of income differs from the provision calculated by applying the statutory federal income tax rate of 34% to income before provision for income taxes due to the following:

    (In thousands)                                   1996     1995     1994
    -----------------------------------------------------------------------
    Provision for income taxes at statutory rate   $2,579   $2,325   $2,086
    Increases (decreases) resulting from:
      State income taxes, net of federal tax          411      381      343
      Foreign sales corporation benefit              (111)    (103)     (87)
      Nondeductible expenses and other                 35       24        4
                                                   ------   ------   ------
                                                   $2,914   $2,627   $2,346
                                                   ======   ======   ======

        Short- and long-term prepaid income taxes in the accompanying balance sheet consist of the following:

    (In thousands)                                   1996      1995
    ---------------------------------------------------------------
    Prepaid income taxes:
      Depreciation and amortization                $  958    $1,082
      Reserves and other accruals                   1,022       934
      Inventory basis difference                      831       774
      Other, net                                       19       131
                                                   ------    ------
                                                   $2,830    $2,921
                                                   ======    ======



                                       11PAGE

    International Technidyne Corporation            1996 Financial Statements

                    Notes to Consolidated Financial Statements

    3.  Income Taxes (continued)

        A provision has not been made for U.S. or additional foreign taxes on $181,000 of undistributed earnings of the Company's U.K. subsidiary that could be subject to taxation if remitted to the U.S. because the Company currently plans to keep this amount permanently reinvested overseas. The Company believes that any additional U.S. tax liability due upon remittance of such earnings would be immaterial due to available U.S. foreign tax credits.

    4.  Related-party Transactions

    Corporate Services Agreement

        The Company and Thermo Electron have a corporate services agreement under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management, and certain financial and other services, for which the Company paid Thermo Electron annually an amount equal to 1.0%, 1.20%, and 1.25% of the Company's revenues in fiscal 1996, 1995, and 1994, respectively. The annual fee is reviewed and adjusted annually by mutual agreement of the parties. The corporate services agreement is renewed annually but can be terminated upon 30 days' prior notice by the Company or upon the Company's withdrawal from the Thermo Electron Corporate Charter (the Thermo Electron Corporate Charter defines the relationship among Thermo Electron and its majority-owned subsidiaries). For these services, the Company was charged $340,000, $387,000, and $358,000 in 1996, 1995, and 1994,
    respectively. Management believes that the service fees charged by Thermo Electron are reasonable and that such fees are representative of the expenses the Company would have incurred on a stand-alone basis. For additional items such as employee benefit plans, insurance coverage, and other identifiable costs, Thermo Electron charges the Company based upon costs attributable to the Company.

    Rent Expense

        The Company's wholly owned subsidiary rents office space on a month-to-month basis from an affiliate which is controlled by Thermo Electron. The total rent expense paid to this affiliate was $8,000, $17,000, and $18,000 in 1996, 1995, and 1994, respectively.


    5.   Commitments and Contingencies

    Commitments

        Beginning in 1995, the Company has leased manufacturing and office facilities under a lease expiring in 1999. The accompanying statement of income includes expenses from this lease of $188,000 and $13,000 in 1996

                                       12PAGE

    International Technidyne Corporation            1996 Financial Statements

                    Notes to Consolidated Financial Statements

    5.   Commitments and Contingencies (continued)

    and 1995, respectively. Future minimum payments due under this noncancelable operating lease as of December 28, 1996 are $194,000 in 1997; $199,000 in 1998; and $103,000 in 1999. Total future minimum lease payments are $496,000.

    Contingencies

        The Company is contingently liable with respect to lawsuits and other matters that arose in the ordinary course of business. In the opinion of management, these contingencies will not have a material effect upon the financial position of the Company or its results of operations.


    6.  Significant Customers and Export Sales

        Sales to one customer accounted for 43%, 41%, and 40% of the Company's total revenues in 1996, 1995, and 1994, respectively. Export sales to Europe accounted for 12%, 11%, and 12% of the Company's total revenues in 1996, 1995, and 1994, respectively. All other export sales accounted for 11%, 10%, and 11% of the Company's total revenues in 1996, 1995, and 1994, respectively.


    7.  Subsequent Event

         In March 1997, Thermo Electron announced its intent to sell the Company to Thermo Cardiosystems Inc., one of its publicly held, majority-owned subsidiaries.








                                       13PAGE

                                                                    Exhibit 11


                            THERMO CARDIOSYSTEMS INC.


                        Computation of Earnings per Share


                                            1996          1995          1994
                                     -----------   -----------   -----------
   Computation of Primary Earnings
    per Share:
   Net Income (a)                    $10,030,000   $11,135,000   $ 5,687,000
                                     -----------   -----------   -----------

   Shares:
    Weighted average shares
     outstanding                      36,568,711    35,002,530    34,173,986

    Add: Shares assumed issued
         for acquisition of
         International Technidyne
         Corporation                   3,355,705     3,355,705     3,355,705

         Shares issuable from
         assumed conversion of
         subordinated convertible
         debentures                            -     1,757,059     2,276,908

         Shares issuable from
         assumed exercise of
         options and warrants (as
         determined by the
         application of the
         treasury stock method)                -       513,833       479,360
                                     -----------   -----------   -----------
    Weighted average shares
     outstanding, as adjusted (b)     39,924,416    40,629,127    40,285,959
                                     -----------   -----------   -----------
   Primary Earnings per
    Share (a) / (b)                  $       .25   $       .27   $       .14
                                     ===========   ===========   ===========
PAGE

                                                                   Exhibit 13






















                            THERMO CARDIOSYSTEMS INC.

                        Consolidated Financial Statements

                                      1996
PAGE

    Thermo Cardiosystems Inc.                       1996 Financial Statements

                        Consolidated Statement of Income

    (In thousands except per share amounts)       1996       1995      1994
    -----------------------------------------------------------------------
    Revenues (Note 11)                         $63,962    $52,880   $39,051
                                               -------    -------   -------

    Costs and Operating Expenses:
      Cost of revenues                          27,132     22,455    16,858
      Selling, general, and administrative
        expenses (Note 7)                       14,203     12,164     9,868
      Research and development expenses          7,498      7,111     7,135
      Write-off of acquired technology (Note 3)  4,909          -         -
                                               -------    -------   -------
                                                53,742     41,730    33,861
                                               -------    -------   -------

    Operating Income                            10,220     11,150     5,190

    Interest Income                              5,297      5,117     4,147
    Interest Expense (Note 6)                      (80)      (274)     (375)
    Gain on Sale of Investments, Net (Note 2)      919        421        97
                                               -------    -------   -------
    Income Before Provision for Income Taxes    16,356     16,414     9,059
    Provision for Income Taxes (Note 5)          6,326      5,279     3,372
                                               -------    -------   -------
    Net Income                                 $10,030    $11,135   $ 5,687
                                               =======    =======   =======
    Earnings per Share                         $   .25    $   .27   $   .14
                                               =======    =======   =======
    Weighted Average Shares                     39,924     40,629    40,286
                                               =======    =======   =======

    The accompanying notes are an integral part of these consolidated financial statements.













                                        2PAGE

    Thermo Cardiosystems Inc.                       1996 Financial Statements

                           Consolidated Balance Sheet

    (In thousands)                                          1996        1995
    ------------------------------------------------------------------------
    Assets
    Current Assets:
      Cash and cash equivalents                        $  1,157     $  4,441
      Short-term available-for-sale investments,
        at quoted market value (amortized cost
        of $46,511 and $45,392; Note 2)                  46,455       46,123
      Accounts receivable, less allowances
        of $736 and $571                                 13,490        9,625
      Inventories                                        13,870        9,835
      Prepaid and refundable income taxes (Note 5)        4,202        3,744
      Prepaid expenses                                       43           69
                                                       --------     --------
                                                         79,217       73,837
                                                       --------     --------
    Property, Plant, and Equipment, at Cost              15,834       13,416
      Less: Accumulated depreciation and
            amortization                                  7,334        5,518
                                                       --------     --------
                                                          8,500        7,898
                                                       --------     --------
    Long-term Available-for-sale Investments,
      at Quoted Market Value (amortized cost
      of $33,929 and $39,795; Note 2)                    33,920       39,953
                                                       --------     --------
    Prepaid Income Taxes (Note 5)                         2,704        1,865
                                                       --------     --------
    Other Assets                                            637          732
                                                       --------     --------
                                                       $124,978     $124,285
                                                       ========     ========











                                        3PAGE

    Thermo Cardiosystems Inc.                       1996 Financial Statements

    (In thousands except share amounts)                    1996         1995
    ------------------------------------------------------------------------
    Liabilities and Shareholders' Investment
    Current Liabilities:
      Current maturity of subordinated convertible
        obligations (Note 6)                           $  3,755    $      -
      Accounts payable                                    3,502        3,044
      Accrued payroll and employee benefits               2,675        2,754
      Accrued warranty expenses                             770          768
      Other accrued expenses                              3,120        2,364
      Due to parent company and Thermo Electron
        Corporation                                          67          297
                                                       --------     --------
                                                         13,889        9,227
                                                       --------     --------
    Subordinated Convertible Obligations (Note 6)             -       11,642
                                                       --------     --------

    Commitments and Contingency (Notes 7 and 8)

    Shareholders' Investment (Notes 4 and 9):
      Common stock, $.10 par value, 100,000,000
        shares authorized; 40,227,962 and 26,364,084
        shares issued                                     4,023        2,636
      Capital in excess of par value                     93,234       84,125
      Retained earnings                                  22,727       18,264
      Treasury stock at cost, 235,509 and 18,097
        shares                                           (8,854)      (2,186)
      Net unrealized gain (loss) on available-
        for-sale investments (Note 2)                       (41)         577
                                                       --------     --------
                                                        111,089      103,416
                                                       --------     --------
                                                       $124,978     $124,285
                                                       ========     ========

    The accompanying notes are an integral part of these consolidated financial statements.







                                        4PAGE

    Thermo Cardiosystems Inc.                       1996 Financial Statements

                      Consolidated Statement of Cash Flows

    (In thousands)                               1996       1995        1994
    ------------------------------------------------------------------------
    Operating Activities:
      Net income                             $ 10,030   $ 11,135    $  5,687
      Adjustments to reconcile net income to
        net cash provided by operating
        activities:
          Write-off of acquired technology
            (Note 3)                            4,909          -           -
          Depreciation and amortization         2,182      2,013       1,492
          Provision for losses on accounts
            receivable                            165        120         213
          Gain on sale of investments, net
            (Note 2)                             (919)      (421)        (97)
          Deferred income tax expense
            (benefit)                          (1,838)    (1,775)        114
          Other noncash expenses (income)          60         36         (20)
          Changes in current accounts,
            excluding the effects of
            acquisition:
              Accounts receivable              (4,017)    (1,045)     (3,338)
              Inventories                      (3,976)    (3,513)       (829)
              Refundable income taxes             873       (780)        102
              Other current assets                 26         43         (98)
              Accounts payable                    458      1,045         250
              Other current liabilities         2,586      2,316       2,057
                                             --------   --------    --------
    Net cash provided by operating
      activities                               10,539      9,174       5,533
                                             --------   --------    --------

    Investing Activities:
      Acquisition (Note 3)                     (5,013)         -           -
      Proceeds from sale and maturities of
        available-for-sale investments         89,615     84,782      32,121
      Purchases of available-for-sale
        investments                           (83,947)   (92,707)    (54,988)
      Purchases of property, plant, and
        equipment                              (2,570)    (3,347)     (2,183)
      Increase in other assets and other         (134)      (218)       (150)
                                             --------   --------    --------
    Net cash used in investing activities    $ (2,049)  $(11,490)   $(25,200)
                                             --------   --------    --------

                                        5PAGE

    Thermo Cardiosystems Inc.                       1996 Financial Statements

    (In thousands)                               1996       1995        1994
    ------------------------------------------------------------------------
    Financing Activities:
      Purchase of Company common stock       $ (5,665)  $      -    $      -
      Net proceeds from issuance of Company
        common stock                              741        947         593
      Payment of withholding taxes related
        to stock option exercises              (1,283)    (1,500)     (1,158)
      Transfers to Thermo Electron
        from International Technidyne          (5,567)    (2,158)     (3,299)
      Net proceeds from issuance of
        subordinated convertible obligations
        (Note 6)                                    -          -      31,968
                                             --------   --------    --------
    Net cash provided by (used in)
      financing activities                    (11,774)    (2,711)     28,104
                                             --------   --------    --------

    Increase (Decrease) in Cash and Cash
      Equivalents                              (3,284)    (5,027)      8,437
    Cash and Cash Equivalents at Beginning
      of Year                                   4,441      9,468       1,031
                                             --------   --------    --------
    Cash and Cash Equivalents at End of Year $  1,157   $  4,441    $  9,468
                                             ========   ========    ========
    Cash Paid For:
      Interest                               $      -   $     29    $     36
      Income taxes                           $  2,260   $  3,191    $    130
    Noncash Activities (Note 3):
      Fair value of assets of acquired
        company                              $  5,068   $      -    $      -
      Cash paid for acquired company           (5,013)         -           -
                                             --------   --------    --------
        Liabilities assumed of acquired
          company                            $     55   $      -    $      -
                                             ========   ========    ========
      Conversions of subordinated
        obligations (Note 6)                 $  7,887   $ 21,808    $    150
                                             ========   ========    ========
      Cancellation of note receivable
        and application to purchase of
        property                             $      -   $      -    $    633
                                             ========   ========    ========

    The accompanying notes are an integral part of these consolidated financial statements.



                                        6PAGE

    Thermo Cardiosystems Inc.                       1996 Financial Statements

               Consolidated Statement of Shareholders' Investment

    (In thousands)                               1996       1995        1994
    ------------------------------------------------------------------------
    Common Stock, $.10 Par Value
      Balance at beginning of year           $  2,636   $  2,511    $  2,485
      Issuance of stock under employees'
        and directors' stock plans                  9         22          24
      Conversions of subordinated
        convertible obligations (Note 6)           54        103           2
      Effect of three-for-two stock split       1,324          -           -
                                             --------   --------    --------
      Balance at end of year                    4,023      2,636       2,511
                                             --------   --------    --------
    Capital in Excess of Par Value
      Balance at beginning of year             84,125     58,862      58,136
      Issuance of stock under employees'
        and directors' stock plans                452        522         578
      Tax benefit related to employees'
        and directors' stock plans              2,190      3,335           -
      Conversions of subordinated
        convertible obligations (Note 6)        7,791     21,406         148
      Effect of three-for-two stock split      (1,324)         -           -
                                             --------   --------    --------
      Balance at end of year                   93,234     84,125      58,862
                                             --------   --------    --------
    Retained Earnings
      Balance at beginning of year             18,264      9,287       6,899
      Net income                               10,030     11,135       5,687
      Transfers to Thermo Electron from
        International Technidyne               (5,567)    (2,158)     (3,299)
                                             --------   --------    --------
      Balance at end of year                   22,727     18,264       9,287
                                             --------   --------    --------
    Treasury Stock
      Balance at beginning of year             (2,186)    (1,089)         (6)
      Activity under employees'
        and directors' stock plans             (1,003)    (1,097)     (1,083)
      Purchases of Company common stock        (5,665)         -           -
                                             --------   --------    --------
      Balance at end of year                   (8,854)    (2,186)     (1,089)
                                             --------   --------    --------
    Net Unrealized Gain (Loss) on Available-
      for-sale Investments
      Balance at beginning of year                577     (1,189)          -
      Effect of change in accounting
        principle (Note 2)                          -          -       1,038
      Change in net unrealized gain (loss)
        on available-for-sale investments
        (Note 2)                                 (618)     1,766      (2,227)
                                             --------   --------    --------
      Balance at end of year                      (41)       577      (1,189)
                                             --------   --------    --------
    Total Shareholders' Investment           $111,089   $103,416    $ 68,382
                                             ========   ========    ========
    The accompanying notes are an integral part of these consolidated financial statements.
                                        7PAGE

    Thermo Cardiosystems Inc.                       1996 Financial Statements

                   Notes to Consolidated Financial Statements

    1.  Nature of Operations and Summary of Significant Accounting Policies

    Nature of Operations
        Thermo Cardiosystems Inc. (the Company) is a leader in the research, development, and manufacture of implantable left ventricular-assist systems (LVAS). Its HeartMate(R) devices are designed to perform substantially all or part of the pumping function of the left ventricle of the natural heart for patients suffering from cardiovascular disease. The Company's International Technidyne Corporation (International Technidyne) subsidiary is a leading manufacturer of near-patient, whole-blood coagulation testing equipment and related disposables. International Technidyne also manufactures single-use, premium-priced, skin-incision devices.

    Relationship with Thermedics Inc. and Thermo Electron Corporation
        The Company was incorporated in 1988 as a wholly owned subsidiary of Thermedics Inc. (Thermedics). Prior to that time, the business was conducted as a division of Thermedics. Thermedics is a 55%-owned subsidiary of Thermo Electron Corporation (Thermo Electron). As of December 28, 1996, Thermedics and Thermo Electron owned a total of 23,159,595 shares of the Company's common stock, representing 58% of such stock outstanding (as adjusted to reflect the issuance of 3,355,705 shares of the Company's common stock to Thermo Electron for the acquisition of International Technidyne (Note 12)).

    Principles of Consolidation
        The accompanying financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

    Fiscal Year
        The Company has adopted a fiscal year ending the Saturday nearest December 31. References to 1996, 1995, and 1994 are for the fiscal years ended December 28, 1996, December 30, 1995, and December 31, 1994, respectively.

    Cash and Cash Equivalents
        As of December 28, 1996, $1,018,000 of the Company's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Company in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of U.S. government agency securities, corporate notes, commercial paper, money market funds, and other marketable securities, in the amount of at least 103% of such obligation. The Company's funds subject to the repurchase agreement are readily convertible into cash by the Company. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter. Cash equivalents are carried at cost, which approximates market value.
                                        8PAGE

    Thermo Cardiosystems Inc.                       1996 Financial Statements

                   Notes to Consolidated Financial Statements

    1. Nature of Operations and Summary of Significant Accounting Policies (continued)

    Inventories
        Inventories are stated at the lower of cost (on a first-in, first-out basis) or market value and include materials, labor, and manufacturing overhead. The components of inventories are as follows:
    (In thousands)                                           1996      1995
    -----------------------------------------------------------------------
    Raw materials                                         $ 9,111   $ 4,603
    Work in process                                         3,043     3,436
    Finished goods                                          1,716     1,796
                                                          -------   -------
                                                          $13,870   $ 9,835
                                                          =======   =======
    Property, Plant, and Equipment
        The costs of additions and improvements are capitalized, while maintenance and repairs are charged to expense as incurred. The Company provides for depreciation and amortization using the straight-line method over the estimated useful lives of the property, as follows: buildings, 15 and 31.5 years; machinery and equipment, five to ten years, and leasehold improvements, the shorter of the term of the lease or the life of the asset. Property, plant, and equipment consists of the following:

    (In thousands)                                           1996      1995
    -----------------------------------------------------------------------
    Land and buildings                                    $ 2,786   $ 2,786
    Machinery, equipment, and leasehold improvements       13,048    10,630
                                                          -------   -------
                                                           15,834    13,416
    Less: Accumulated depreciation and amortization         7,334     5,518
                                                          -------   -------
                                                          $ 8,500   $ 7,898
                                                          =======   =======
    Other Assets

        Other assets in the accompanying consolidated balance sheet include the cost of acquired patents and trademarks. These assets are being amortized using the straight-line method over their estimated useful lives, which range from 17 to 40 years. These assets were $461,000 and $360,000, net of accumulated amortization of $130,000 and $106,000, at year-end 1996 and 1995, respectively.

    Revenue Recognition
        The Company recognizes revenues upon shipment of its products. The Company provides a reserve for its estimate of warranty costs at the time of shipment.


                                        9PAGE

    Thermo Cardiosystems Inc.                       1996 Financial Statements

                   Notes to Consolidated Financial Statements

    1. Nature of Operations and Summary of Significant Accounting Policies (continued)

    Stock-based Compensation Plans
        The Company applies Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock-based compensation plans (Note 4). Accordingly, no accounting recognition is given to stock options granted at fair market value until they are exercised. Upon exercise, net proceeds, including tax benefits realized, are credited to equity.

    Income Taxes
        In accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," the Company recognizes deferred income taxes based on the expected future tax consequences of differences between the financial statement basis and the tax basis of assets and liabilities, calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return.

    Earnings per Share
        Earnings per share have been computed based upon the weighted average number of shares outstanding during the year. Weighted average shares in 1995 and 1994 includes the effect of common stock equivalents, which represents the assumed conversion of the Company's noninterest-bearing subordinated convertible obligations and the assumed exercise of stock options and warrants that were computed using the treasury stock method. Weighted average shares in 1996 does not include the effect of common stock equivalents as the effect on earnings per share would be immaterial.

    Stock Split
        All share and per share information, except for share information in the accompanying 1995 balance sheet, has been restated to reflect a three-for-two stock split effected in the form of a 50% stock dividend, distributed in May 1996.

    Foreign Currency
        All assets and liabilities of the Company's foreign subsidiary are translated at year-end exchange rates, and revenues and expenses are translated at average exchange rates for the year in accordance with SFAS No. 52, "Foreign Currency Translation." Foreign currency transaction gains and losses are included in the accompanying statement of income and are not material for each of the three years presented.

    Use of Estimates
        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
                                       10PAGE

   Thermo Cardiosystems Inc.                         1996 Financial Statements

                   Notes to Consolidated Financial Statements

   1. Nature of Operations and Summary of Significant Accounting Policies (continued)

   Presentation
       The historical information for all periods presented has been restated to reflect the May 2, 1997, acquisition of International Technidyne (Note
   12). Because the Company and International Technidyne were deemed for accounting purposes to be under control of their common majority owner, Thermo Electron, the transaction has been accounted for at historical cost in a manner similar to a pooling-of-interests.

   2.  Available-for-sale Investments

       Effective January 2, 1994, the Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." In accordance with SFAS No. 115, the Company's debt and marketable equity securities are considered available-for-sale investments in the accompanying balance sheet and are carried at market value, with the difference between cost and market value, net of related tax effects, recorded currently as a component of shareholders' investment titled "Net unrealized gain (loss) on available-for-sale investments." Effect of change in accounting principle in the accompanying 1994 statement of shareholders' investment represents the unrealized gain, net of related tax effects, pertaining to available-for-sale investments held by the Company on January 2, 1994.
       The aggregate market value, cost basis, and gross unrealized gains and losses of short- and long-term available-for-sale investments by major security type, as of December 28, 1996, and December 30, 1995, are as follows:
                                                            Gross       Gross
                                   Market        Cost  Unrealized  Unrealized
   (In thousands)                   Value       Basis       Gains      Losses
   --------------------------------------------------------------------------
   1996
   Government agency securities  $76,901      $76,917     $     -    $   (16)
   Corporate bonds                 1,014        1,006           8          -
   Other                           2,460        2,517           -        (57)
                                 -------      -------     -------    -------
                                 $80,375      $80,440     $     8    $   (73)
                                 =======      =======     =======    =======
   1995
   Government agency securities  $83,906      $83,035     $   948    $   (77)
   Corporate bonds                 1,028        1,010          18          -
   Other                           1,142        1,142           -          -
                                 -------      -------     -------    -------
                                 $86,076      $85,187     $   966    $   (77)
                                 =======      =======     =======    =======

                                       11PAGE

    Thermo Cardiosystems Inc.                       1996 Financial Statements

                   Notes to Consolidated Financial Statements

    2.  Available-for-sale Investments (continued)

        Short- and long-term available-for-sale investments in the accompanying 1996 balance sheet include $45,459,000 with contractual maturities of one year or less, $34,067,000 with contractual maturities of more than one year through five years, and $849,000 with contractual maturities of more than five years. Actual maturities may differ from contractual maturities as a result of the Company's intent to sell these securities prior to maturity and as a result of put and call options that enable either the Company, the issuer, or both to redeem these securities at an earlier date.
        The cost of available-for-sale investments that were sold was based on specific identification in determining realized gains recorded in the accompanying statement of income. Gain on sale of investments, net, resulted from gross realized gains of $1,040,000 and $439,000 and gross realized losses of $121,000 and $18,000 in 1996 and 1995, respectively, and gross realized gains of $97,000 in 1994, relating to the sale of available-for-sale investments.

    3.  Acquisition

        In December 1996, the Company acquired substantially all of the assets, subject to certain liabilities, of Nimbus Medical, Inc. (Nimbus), a research and development organization, specializing in ventricular-assist devices and total artificial hearts, for $5,013,000 in cash. Nimbus is engaged strictly in research and development activities and, through its acquisition date, had not completed development of any commercial products for which it retains ownership rights. Nimbus' assets acquired by the Company included certain technology in development. The feasibility of the technology in development had not been conclusively established at the acquisition date and such technology had no future use other than in potential future generations of heart-assist devices or in total artificial hearts. In connection with the acquisition of Nimbus, the Company wrote off $4,909,000, which represents the portion of the purchase price allocated to technology in development based on estimated replacement cost.
        This acquisition has been accounted for using the purchase method of accounting and its results of operations have been included in the accompanying financial statements from the date of acquisition. Pro forma data is not presented since this acquisition was not material to the Company's results of operations.

    4.  Employee Benefit Plans

    Stock-based Compensation Plans

    Stock Option Plans
    ------------------
        The Company has stock-based compensation plans for its key employees, directors, and others. Two of these plans, adopted in 1988, permit the grant of nonqualified and incentive stock options. A third plan, adopted in 1994, permits the grant of a variety of stock and stock-based awards as determined by the human resources committee of the Company's Board of Directors (the Board Committee), including restricted stock, stock

                                       12PAGE

    Thermo Cardiosystems Inc.                       1996 Financial Statements

                   Notes to Consolidated Financial Statements

    4.  Employee Benefit Plans (continued)

    options, stock bonus shares, or performance-based shares. To date, only nonqualified stock options have been awarded under this plan. The option recipients and the terms of options granted under these plans are determined by the Board Committee. Generally, options granted to date are exercisable immediately, but are subject to certain transfer restrictions and the right of the Company to repurchase shares issued upon exercise of the options at the exercise price, upon certain events. The restrictions and repurchase rights generally lapse ratably over a five to ten year period, depending on the term of the option, which may range from seven to twelve years. Nonqualified options may be granted at any price determined by the Board Committee, although incentive stock options must be granted at not less than the fair market value of the Company's stock on the date of grant. To date, all options have been granted at fair market value. The Company also has a directors' stock option plan, adopted in 1991, that provides for the grant of stock options to outside directors pursuant to a formula approved by the Company's shareholders. Options awarded under this plan are exercisable six months after the date of grant and expire three or seven years after the date of grant. In addition to the Company's stock-based compensation plans, certain officers and key employees may also participate in the stock-based compensation plans of Thermedics and Thermo Electron.

    Employee Stock Purchase Program
    -------------------------------
        Substantially all of the Company's full-time employees are eligible to participate in an employee stock purchase program sponsored by the Company and Thermo Electron. Under this program, shares of the Company's and Thermo Electron's common stock can be purchased at the end of a 12-month period at 95% of the fair market value at the beginning of the period, and the shares purchased are subject to a six-month resale restriction. Prior to November 1, 1995, the applicable shares of common stock could be purchased at 85% of the fair market value at the beginning of the period, and the shares purchased were subject to a one-year resale restriction. Shares are purchased through payroll deductions of up to 10% of each participating employee's gross wages. During 1996, 1995, and 1994, the Company issued 3,469 shares, 7,881 shares, and 7,395 shares, respectively, of its common stock under this program.

    Pro Forma Stock-based Compensation Expense
        In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-based Compensation," which sets forth a fair-value based method of recognizing stock-based compensation expense. As permitted by SFAS No. 123, the Company has elected to continue to apply APB No. 25 to account for its stock-based compensation plans. Had compensation cost for awards in 1996 and 1995 under the Company's stock-based compensation plans been determined based on the fair value at

                                       13PAGE

    Thermo Cardiosystems Inc.                       1996 Financial Statements

                   Notes to Consolidated Financial Statements

    4.  Employee Benefit Plans (continued)

    the grant dates consistent with the method set forth under SFAS No. 123, the effect on the Company's net income and earnings per share would have been as follows:

    (In thousands except per share amounts)                 1996      1995
    ----------------------------------------------------------------------
    Net income:
      As reported                                         $5,358    $6,925
      Pro forma                                            4,823     6,795
    Earnings per share:
      As reported                                            .15       .19
      Pro forma                                              .13       .18

        Because the method prescribed by SFAS No. 123 has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation expense may not be representative of the amount to be expected in future years. Compensation expense for options granted is reflected over the vesting period; therefore, future pro forma compensation expense may be greater as additional options are granted.
        The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                        1996           1995
    -----------------------------------------------------------------------
    Volatility                                           50%            50%
    Risk-free interest rate                             6.2%           6.0%
    Expected life of options                       6.6 years      4.7 years

       The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions including expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.




                                       14PAGE

   Thermo Cardiosystems Inc.                         1996 Financial Statements

                   Notes to Consolidated Financial Statements

   4. Employee Benefit Plans (continued)

   Stock Option Activity
      A summary of the Company's stock option activity is as follows:

                              1996              1995               1994
                        ----------------  ----------------  -----------------
                                Weighted          Weighted           Range of
                        Number   Average  Number   Average  Number     Option
   (Shares in               of  Exercise      of  Exercise      of     Prices
   thousands)           Shares     Price  Shares     Price  Shares  per Share
   --------------------------------------------------------------------------
   Options outstanding,                                              $ 1.15-
     beginning of year  1,137    $ 9.84    1,458   $ 6.05    1,730    12.12
                                                                      10.63-
       Granted            189     32.90      121    28.34      144    14.19
                                                                       1.15-
       Exercised         (179)     3.67     (429)    2.13     (385)    5.93
                                                                       1.15-
       Forfeited          (17)    15.55      (13)   11.03      (31)   12.12
                        -----              -----             -----
   Options outstanding,                                              $ 1.15-
     end of year        1,130    $14.59    1,137   $ 9.84    1,458   $14.19
                        =====    ======    =====   ======    =====   ======
                                                                     $ 1.15-
   Options exercisable  1,130    $14.59    1,137   $ 9.84    1,455   $14.19
                        =====    ======    =====   ======    =====   ======
   Options available
     for grant            453                625               733
                        =====              =====             =====
   Weighted average fair
     value per share of
     options granted
     during year                 $18.23            $14.02
                                 ======            ======



                                       15PAGE

    Thermo Cardiosystems Inc.                       1996 Financial Statements

                   Notes to Consolidated Financial Statements

    4.  Employee Benefit Plans (continued)

       A summary of the status of the Company's stock options at December 28, 1996, is as follows:

                                        Options Outstanding and Exercisable
                                        -----------------------------------
                                                                   Weighted
                                         Number  Weighted Average   Average
                                             of         Remaining  Exercise
    Range of Exercise Prices             Shares  Contractual Life     Price
    -----------------------------------------------------------------------
    (Shares in thousands)
    $ 1.15 - $13.10                        822         5.6 years     $ 8.42
      3.11 -  25.06                         23         4.2 years      19.02
     25.07 -  37.01                        224         8.9 years      28.59
     37.02 -  48.97                         61         5.4 years      44.46
                                         -----
    $ 1.15 - $48.97                      1,130         6.2 years     $14.59
                                         =====

    401(k) Savings Plan
        Substantially all of the Company's full-time employees are eligible to participate in Thermo Electron's 401(k) savings plan. Contributions to the plan are made by both the employee and the Company. Company contributions are based upon the level of employee contributions. For this plan, the Company contributed and charged to expense $459,000, $413,000, and $260,000 in 1996, 1995, and 1994, respectively.

    5.  Income Taxes

        The components of income before provision for income taxes are as follows:

    (In thousands)                                1996       1995      1994
    -----------------------------------------------------------------------
      Domestic                                 $16,081    $16,414   $ 9,059
      Foreign                                      275          -         -
                                               -------    -------   -------
                                               $16,356    $16,414   $ 9,059
                                               =======    =======   =======




                                       16PAGE

    Thermo Cardiosystems Inc.                       1996 Financial Statements

                   Notes to Consolidated Financial Statements

    5.  Income Taxes (continued)

        The components of the provision for income taxes are as follows:

    (In thousands)                                1996       1995      1994
    -----------------------------------------------------------------------
    Currently payable:
      Federal                                  $ 7,440    $ 6,333   $ 2,734
      State                                        724        721       524
                                               -------    -------   -------
                                                 8,164      7,054     3,258
                                               -------    -------   -------
    Net deferred (prepaid):
      Federal                                   (2,115)    (1,697)       69
      State                                        277        (78)       45
                                               -------    -------   -------
                                                (1,838)    (1,775)      114
                                               -------    -------   -------
                                               $ 6,326    $ 5,279   $ 3,372
                                               =======    =======   =======

        The Company receives a tax deduction upon exercise of nonqualified stock options by employees for the difference between the exercise price and the market price of the Company's common stock on the date of exercise. The provision for income taxes that is currently payable does not reflect $2,190,000 and $3,335,000 of such benefits that have been allocated to capital in excess of par value in 1996 and 1995, respectively.
        The provision for income taxes in the accompanying statement of income differs from the provision calculated by applying the statutory federal income tax rate of 34% to income before provision for income taxes due to the following:

    (In thousands)                                1996       1995      1994
    ------------------------------------------------------------------------
    Provision for income taxes at statutory
      rate                                     $ 5,561    $ 5,581   $ 3,080
    Increases (decreases) resulting from:
      State income taxes, net of federal
        tax benefit                                660        424       375
      Foreign sales corporation benefit           (111)      (103)      (87)
      Reversal of valuation allowance                -       (725)        -
      Other                                        216        102         4
                                               -------    -------   -------
                                               $ 6,326    $ 5,279   $ 3,372
                                               =======    =======   =======

        The Company's valuation allowance was reversed in 1995 as a result of reduced uncertainty surrounding the realization of future tax benefits. The portion of the reduction in the valuation allowance that related to stock options was recorded as an increase to capital in excess of par value.

                                       17PAGE

    Thermo Cardiosystems Inc.                       1996 Financial Statements

                   Notes to Consolidated Financial Statements

    5.  Income Taxes (continued)

        Short- and long-term prepaid income taxes in the accompanying balance sheet consist of the following:

    (In thousands)                                          1996      1995
    ----------------------------------------------------------------------
    Prepaid income taxes:
      State tax loss and credit carryforwards             $  434    $  868
      Available-for-sale investments                         360        20
      Inventory basis difference                           1,314       974
      Depreciation and amortization                          958     1,082
      Accrued compensation                                   277       220
      Allowance for doubtful accounts                        189       123
      Reserves and accruals                                1,136     1,017
      Write-off of acquired technology (Note 3)            1,865         -
      Other, net                                              44       102
                                                          ------    ------
                                                          $6,577    $4,406
                                                          ======    ======

        A provision has not been made for U.S. or additional foreign taxes on $181,000 of undistributed earnings of the Company's U.K. subsidiary that could be subject to taxation if remitted to the U.S. because the Company currently plans to keep this amount permanently reinvested overseas. The Company believes that any additional U.S. tax liability due upon remittance of such earnings would be immaterial due to available U.S. foreign tax credits.

    6.  Subordinated Convertible Obligations

        In January 1994, the Company issued and sold at par value
    $33,000,000 principal amount of noninterest-bearing subordinated convertible debentures due January 1997. The debentures are convertible into shares of the Company's common stock at a conversion price of $14.49 per share.
        During 1996, 1995, and 1994, $7,887,000, $21,808,000, and $150,000,
    respectively, of subordinated convertible debentures were converted into 544,168 shares, 1,541,976 shares, and 22,783 shares, respectively, of the Company's common stock.
        In January 1997, all of the remaining principal amount of the debentures was converted into common stock of the Company.
        The Company's convertible obligations are guaranteed on a subordinated basis by Thermo Electron. Thermedics has agreed to reimburse Thermo Electron in the event Thermo Electron is required to make a payment under the guarantee.
        See Note 10 for the fair value information pertaining to the Company's subordinated convertible obligations.


                                       18PAGE

    Thermo Cardiosystems Inc.                       1996 Financial Statements

                   Notes to Consolidated Financial Statements

    7.  Related-party Transactions

    Corporate Services Agreement
        The Company and Thermo Electron have a corporate services agreement under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management, and certain financial and other services, for which the Company pays Thermo Electron annually an amount equal to 1.0% of the Company's revenues. The Company paid an annual fee equal to 1.20% and 1.25% of the Company's revenues in 1995 and 1994, respectively. The annual fee is reviewed and adjusted annually by mutual agreement of the parties. The corporate services agreement is renewed annually but can be terminated upon 30 days' prior notice by the Company or upon the Company's withdrawal from the Thermo Electron Corporate Charter (the Thermo Electron Corporate Charter defines the relationship among Thermo Electron and its majority-owned subsidiaries). In addition, the Company uses data processing services of a majority-owned subsidiary of Thermo Electron, and accounting, personnel, and administrative services of Thermedics. For these services, as well as the administrative services provided by Thermo Electron, the Company was charged $958,000, $865,000, and $726,000 in 1996, 1995, and
    1994, respectively. Management believes that the service fees charged by Thermo Electron, its majority-owned subsidiary, and Thermedics are reasonable and that such fees are representative of the expenses the Company would have incurred on a stand-alone basis. For additional items such as employee benefit plans, insurance coverage, and other identifiable costs, Thermo Electron charges the Company based upon costs attributable to the Company.

    Operating Leases
        The Company subleases office and research facilities from Thermedics and is charged for actual square footage occupied at approximately the same rent paid per square foot by Thermedics under its prime lease. This sublease expires in February 1999. The accompanying statement of income includes expenses from the sublease of $116,000, $134,000, and $140,000 in 1996, 1995, and 1994, respectively. Currently, the cost of the area occupied by the Company is $116,000 per year.
        The Company leases office space on a month-to-month basis from an affiliate which is controlled by Thermo Electron. The accompanying statement of income includes expenses from this lease of $8,000, $17,000, and $18,000 in 1996, 1995, and 1994, respectively.
        Subsequent to year-end 1996, the Company subleased office and research facilities from Thermedics Detection Inc. (Thermedics Detection), a majority-owned subsidiary of Thermedics, under a two-year sublease agreement. The cost of the area occupied by the Company will be $40,000 in 1997 and $44,000 in 1998.

    Repurchase Agreement
        The Company invests excess cash in a repurchase agreement with Thermo Electron as discussed in Note 1.

                                       19PAGE

    Thermo Cardiosystems Inc.                       1996 Financial Statements

                   Notes to Consolidated Financial Statements

    8.  Commitment and Contingency

    Operating Lease
        In addition to the operating leases described in Note 7, the Company leases manufacturing, office, and research facilities under two operating lease agreements expiring in 1999 and 2000. Future minimum payments due under these leases at December 28, 1996, are $299,000 in 1997; $311,000 in 1998; $215,000 in 1999; and $107,000 in 2000. Total future minimum lease payments are $932,000.

    Contingency
        The Company has received correspondence alleging that the textured surface of the LVAS housing infringed the intellectual property rights of another party. In general, an owner of intellectual property can prevent others from using such property without a license and is entitled to damages for unauthorized past usage. The Company has investigated the bases of the allegation and, based on the opinion of its counsel, believes that if the Company were sued on these bases, it would have meritorious defenses.

    9.  Stock Purchase Warrant and Common Stock

        In May 1993, in connection with an agreement to develop a material to be used in the Company's LVAS, the Company granted to a third party the right to purchase from the Company 60,000 shares of the Company's common stock at a price of $5.83 per share, which was the fair market value of the Company's common stock on the date of grant. This warrant is exercisable immediately and expires ten years after the date of grant.
        At December 28, 1996, the Company had reserved 2,161,838 unissued shares of its common stock for possible issuance under stock-based compensation plans, possible conversion of its outstanding subordinated convertible obligations, and possible issuance under the stock purchase warrant.

    10. Fair Value of Financial Instruments

        The Company's financial instruments consist mainly of cash and cash equivalents, available-for-sale investments, accounts receivable, accounts payable, due to parent company and Thermo Electron Corporation, and current and long-term subordinated convertible obligations. The carrying amounts of these financial instruments, with the exception of available-for-sale investments and current and long-term subordinated convertible obligations, approximates fair value due to their short-term nature.
        Available-for-sale investments are carried at fair value in the accompanying balance sheet. The fair values were determined based on quoted market prices. See Note 2 for fair value information pertaining to these financial instruments.


                                       20PAGE

    Thermo Cardiosystems Inc.                       1996 Financial Statements

                   Notes to Consolidated Financial Statements

    10. Fair Value of Financial Instruments

        The fair value of the Company's subordinated convertible obligations was determined based on quoted market prices. The carrying amount and fair value of the Company's subordinated convertible obligations are as follows:
                                       1996                    1995
                               --------------------    --------------------
                               Carrying        Fair    Carrying        Fair
    (In thousands)               Amount       Value      Amount       Value
    -----------------------------------------------------------------------
    Subordinated convertible
      obligations               $ 3,755     $ 7,435     $11,642    $41,489

        The fair value of subordinated convertible obligations at December 28, 1996, and December 30, 1995, exceeds the carrying amount primarily due to the market price of the Company's common stock exceeding the conversion price of the subordinated convertible obligations.

    11. Significant Customer, Export Sales, and Concentrations of Risk

    Significant Customer
        Sales to one customer accounted for 23%, 25%, and 29% of the Company's total revenues in 1996, 1995, and 1994, respectively.

    Export Sales
        Export revenues to Europe accounted for 10%, 11%, and 15% of the Company's total revenues in 1996, 1995, and 1994, respectively. Export revenues to other countries accounted for 8%, 7%, and 10% of the Company's total revenues in 1996, 1995, and 1994, respectively.

    Concentrations of Risk
        Certain raw materials used in the manufacture of the Company's LVAS are available from only one or two suppliers. The Company is making efforts to minimize the risks associated with sole sources and ensure long-term availability, including qualifying alternative materials and components or developing alternative sources for materials or components supplied by a single source. Although the Company believes that it has adequate supplies of materials and components to meet demand for the LVAS for the foreseeable future, no assurance can be given that the Company will not experience shortages of certain materials or components in the future that could delay shipments of the LVAS.
        The Company sells its products to customers in the healthcare industry. The Company does not normally require collateral or other security to support its accounts receivable. Management does not believe that this concentration of credit risk has, or will have, a significant negative impact on the Company.


                                       21PAGE

    Thermo Cardiosystems Inc.                       1996 Financial Statements

                   Notes to Consolidated Financial Statements

    12. Subsequent Events

    Acquisition
        On May 2, 1997, the Company acquired International Technidyne from Thermo Electron in exchange for the right to receive 3,355,705 shares of the Company's common stock. International Technidyne is a leading manufacturer of near-patient, whole-blood coagulation testing equipment and related disposables and also manufactures single-use, premium-priced, skin-incision devices.
        Because the Company and International Technidyne were deemed for accounting purposes to be under control of their common majority owner, Thermo Electron, the transaction has been accounted for at historical cost in a manner similar to a pooling-of-interests. Accordingly, all historical financial information presented has been restated to include the acquisition of International Technidyne. The 3,355,705 shares of the Company's common stock issuable in the merger will not be issued until the listing of such shares for trading upon American Stock Exchange has been approved by the Company's shareholders. Because Thermedics is the majority shareholder and intends to vote its shares in favor of such listing, the approval is assured and, therefore, the shares are considered to be outstanding as of January 2, 1994, for purposes of computing weighted average shares.
        Revenues and net income, as previously reported by the separate entities prior to the acquisition and as restated for the combined Company, are as follows:

    (In thousands)                                 1996      1995      1994
    -----------------------------------------------------------------------
    Revenues:
      Historical                                $29,970   $20,593   $10,409
      International Technidyne                   33,992    32,287    28,642
                                                -------   -------   -------
                                                $63,962   $52,880   $39,051
                                                =======   =======   =======

    Net Income:
      Historical                                $ 5,358   $ 6,925   $ 1,899
      International Technidyne                    4,672     4,210     3,788
                                                -------   -------   -------
                                                $10,030   $11,135   $ 5,687
                                                =======   =======   =======

    Issuance of Subordinated Convertible Debentures
        On May 9, 1997, the Company issued and sold at par $70,000,000 principal amount of 4 3/4% subordinated convertible debentures due 2004 for net proceeds of approximately $68,100,000. The debentures are convertible into shares of the Company's common stock at a conversion price of $31.415 per share and are guaranteed on a subordinated basis by Thermo Electron Corporation.


                                       22PAGE

    Thermo Cardiosystems Inc.                       1996 Financial Statements

                   Notes to Consolidated Financial Statements

    13. Unaudited Quarterly Information

    (In thousands except per share amounts)
    1996                            First    Second     Third  Fourth(a)
    --------------------------------------------------------------------
    Revenues                      $15,405   $15,893   $16,084   $16,580
    Gross profit                    8,896     9,501     9,787     8,646
    Net income (loss)               3,431     3,573     3,962      (936)
    Earnings (loss) per share         .08       .09       .10      (.02)

    1995                            First    Second     Third    Fourth
    -------------------------------------------------------------------
    Revenues                      $12,214   $14,228   $12,971   $13,467
    Gross profit                    6,691     8,377     7,594     7,763
    Net income                      1,774     2,895     3,046     3,420
    Earnings per share                .04       .07       .07       .08

    (a) Includes a write-off of $4,909,000 of acquired technology.







                                       23PAGE

    Thermo Cardiosystems Inc.                       1996 Financial Statements

                    Report of Independent Public Accountants

    To the Shareholders and Board of Directors of Thermo Cardiosystems Inc.:

        We have audited the accompanying consolidated balance sheet of Thermo Cardiosystems Inc. (a Massachusetts corporation and 54%-owned subsidiary of Thermedics Inc.) and subsidiary as of December 28, 1996, and December 30, 1995, and the related consolidated statements of income, shareholders' investment, and cash flows for each of the three years in the period ended December 28, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Thermo Cardiosystems Inc. and subsidiary as of December 28, 1996, and December 30, 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 28, 1996, in conformity with generally accepted accounting principles.


                                           Arthur Andersen LLP


    Boston, Massachusetts
    May 2, 1997 (except with
    respect to the matter
    discussed in Note 12
    as to which the date is
    May 9, 1997)




                                       24PAGE

    Thermo Cardiosystems Inc.                       1996 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

        Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this Management's Discussion and Analysis of Financial Condition and Results of Operations. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "seeks," "estimates," and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including those detailed immediately after this Management's Discussion and Analysis of Financial Condition and Results of Operation under the caption "Forward-looking Statements."

    Overview

        The Company is a leader in the research, development, and manufacture of implantable left ventricular-assist systems (LVAS). Its HeartMate(R) devices are designed to perform substantially all or part of the pumping function of the left ventricle of the natural heart for patients suffering from cardiovascular disease.
        In general, a profit cannot be earned from the sale of an LVAS in the United States until approval of the device has been received from the U.S. Food and Drug Administration (FDA) for commercial sale. Until such approval is obtained, only the direct and indirect costs of the LVAS can be recovered, which are included in the Company's revenues. With the FDA's approval of the air-driven LVAS, the Company began earning a profit on the sale of such systems in the fourth quarter of 1994. In October 1994, the Company announced a price increase in the U.S. for its air-driven LVAS that was phased in during a six-month period and more than doubled the average price of the air-driven LVAS.
        The Company derives its revenues from two types of sales: implementation programs and subsequent implants. Implementation programs consist of initial sales to new clinical centers or foreign distributors, as well as sales of a new system, such as the electric LVAS, to an existing customer. Revenues recorded from subsequent implants consist of sales to an existing customer other than the initial sale of the implementation program. In general, the Company receives greater revenues from the sale of an implementation program than from a subsequent implant.
        In December 1996, the Company acquired substantially all of the assets, subject to certain liabilities, of Nimbus Medical, Inc. (Nimbus), a research and development organization. Nimbus has been involved in artificial heart technology for more than 20 years and has carried out research in two primary fields: ventricular-assist devices and total artificial hearts. Nimbus was instrumental in developing the basic technology for high-speed rotary blood pumps. Because of their smaller size, rotary blood pumps may potentially be used to provide cardiac support in small adults and in children.

                                       25PAGE

    Thermo Cardiosystems Inc.                       1996 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    Overview (continued)

        The Company's International Technidyne Corporation (International Technidyne) subsidiary is a leading manufacturer of near-patient, whole-blood coagulation testing equipment and related disposables and also manufactures single-use, premium-priced, skin-incision devices.

    Results of Operations

    1996 Compared With 1995
        Revenues in 1996 increased 21% to $63,962,000 from $52,880,000 in
    1995, primarily due to a $9,377,000 increase in LVAS sales and, to a lesser extent, a $1,705,000 increase in International Technidyne product sales. The increase in LVAS revenues reflects a 61% increase in the number of air-driven and electric LVAS units shipped for subsequent implant and a 30% increase in the number of LVAS implementation programs sold during 1996. The Company expects that shipments of LVAS units will stabilize at current levels until the electric system is approved for commercial sale in the U.S. and for use outside the hospital. The Company believes that this approval could occur during 1997, however, there can be no assurance that the Company will receive this approval within the expected time period, or at all. International Technidyne revenue growth resulted primarily from a $1.4 million increase in sales of skin-incision devices due to an increase in demand.
        The gross profit margin remained constant at 58% in 1996 and 1995. The LVAS product gross profit margin increased to 60% in 1996 from 57% in 1995, primarily due to an increase in revenues from higher-margin implementation programs, an increase in sales volume and, to a lesser extent, manufacturing efficiencies. These increases were offset in part by costs associated with modifications made to the Company's LVAS. The Company will continue to be unable to earn a profit on sales of the electric LVAS in the U.S. until FDA approval of that system is obtained. In addition, the gross profit margin at International Technidyne decreased slightly to 57% in 1996 from 58% in 1995, due primarily to increased costs associated with an additional facility.
        Selling, general, and administrative expenses as a percentage of revenues decreased slightly to 22% in 1996 from 23% in 1995. LVAS-related expenses as a percentage of revenues remained constant at 20% in 1996 and 1995. Higher marketing expenses due to an increase in the Company's LVAS sales force were offset by lower expenses as a percentage of revenues due to an increase in LVAS sales volume. Selling, general, and administrative expenses as a percentage of revenues declined slightly at International Technidyne to 24% in 1996 from 25% in 1995 due to an increase in revenues.
        Research and development expenses of $7,498,000 in 1996 and $7,111,000 in 1995 reflect the Company's continued commitment to product development. The Company does not expect research and development expenses to increase materially as a result of its acquisition of Nimbus, as most of Nimbus' research and development costs have historically been funded through government contracts.

                                       26PAGE

    Thermo Cardiosystems Inc.                       1996 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    1996 Compared With 1995 (continued)
        In connection with the December 1996 acquisition of Nimbus, the Company wrote off $4,909,000, which represents the portion of the purchase price allocated to technology in development based on estimated replacement cost (Note 3).
        Interest income increased to $5,297,000 in 1996 from $5,117,000 in 1995, primarily as a result of higher invested balances. Interest expense decreased to $80,000 in 1996 from $274,000 in 1995, primarily as a result of lower amortization of deferred issuance costs associated with the Company's noninterest-bearing subordinated convertible debentures due to the conversion of $7,887,000 principal amount of these debentures in 1996.
        The Company recorded a gain on sale of investments, net, of $919,000 in 1996, compared with $421,000 in 1995 (Note 2).
        The effective tax rates were 39% and 32% in 1996 and 1995, respectively. The effective tax rate in 1996 exceeded the statutory federal income tax rate primarily due to the impact of state income taxes. The effective tax rate in 1995 was below the statutory federal income tax rate due to the reversal of a tax valuation allowance that was no longer required.

    1995 Compared With 1994
        Revenues increased 35% in 1995 to $52,880,000 from $39,051,000 in
    1994, primarily due to a $10,184,000 increase in LVAS sales and, to a lesser extent, a $3,645,000 increase in International Technidyne product sales. LVAS revenues in 1995 increased approximately 47% as a result of the price increase that was phased in during the fourth quarter of 1994 and the first two quarters of 1995. Revenues also increased due to a 43% increase in the number of air-driven and electric LVAS units shipped during 1995 compared with 1994. The number of implementation programs sold in 1995 were comparable to those sold in 1994. International Technidyne revenue growth resulted primarily from sales of new blood coagulation products, as well as a $1.6 million increase in sales of skin-incision devices due primarily to an increase in demand.
        The gross profit margin increased to 58% in 1995 from 57% in 1994. The LVAS product gross profit margin increased to 57% in 1995 from 51% in 1994, primarily due to the price increase and, to a lesser extent, the increase in sales volume and improvements in manufacturing efficiencies. The gross profit margin at International Technidyne decreased to 58% in 1995 from 59% in 1994 as a result of increased costs associated with new blood coagulation products.
        Selling, general, and administrative expenses decreased to 23% in 1995 from 25% in 1994. This decrease is primarily due to a decrease in LVAS-related expense from 27% in 1994 to 20% in 1995 reflecting lower expenses as a percentage of revenue due to an increase in sales volume, offset in part by higher marketing expenses to increase the Company's sales force.
        Research and development expense of $7,111,000 in 1995 and $7,135,000 in 1994 reflect the Company's continued commitment to product development.

                                       27PAGE

    Thermo Cardiosystems Inc.                       1996 Financial Statements

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

    1995 Compared With 1994 (continued)
        Interest income increased to $5,117,000 in 1995 from $4,147,000 in 1994, principally due to higher prevailing interest rates in 1995 compared with 1994. Interest expense decreased to $274,000 in 1995 from $375,000 in 1994, primarily as a result of lower amortization of deferred issuance costs associated with the Company's noninterest-bearing subordinated convertible debentures due to the conversion of $21,358,000 principal amount of these debentures in 1995.
        The effective tax rate decreased to 32% in 1995 from 37% in 1994, primarily due to the reversal of a tax valuation allowance that was no longer required.

    Liquidity and Capital Resources

        Working capital was $65,328,000 at December 28, 1996, compared with $64,610,000 at December 30, 1995. Cash, cash equivalents, and short- and long-term available-for-sale investments were $81,532,000 at December 28, 1996, compared with $90,517,000 at December 30, 1995. During 1996,
    $10,539,000 of cash was provided by operating activities. The Company used $4,017,000 and $3,976,000 of cash in 1996 to fund increases in accounts receivable and inventories, respectively. These increases were primarily due to the increase in sales volume and corresponding increases in production levels.
        During 1996, the Company's primary investing activities, excluding purchases, sales, and maturities of available-for-sale investments, included an acquisition and capital expenditures. In December 1996, the Company acquired substantially all of the assets, subject to certain liabilities, of Nimbus for $5,013,000 in cash (Note 3). The Company expended $2,570,000 on purchases of property, plant, and equipment during 1996.
        During 1996, the Company expended $11,774,000 for financing activities. The Company's Board of Directors has authorized the repurchase, through August 12, 1997, of up to $10.0 million of its own securities. Any such purchases would be funded from working capital. Through December 28, 1996, the Company had expended $5,665,000 under this authorization.
        In May 1997, the Company received net proceeds of approximately $68.1 million from the issuance of $70 million principal amount of 4 3/4% subordinated convertible debentures (Note 12).
        In 1997, the Company expects to make capital expenditures of approximately $4,300,000, including expenditures for manufacturing and tooling equipment and leasehold improvements. The Company believes it has adequate resources to meet its financial needs for the foreseeable future.


                                       28PAGE

    Thermo Cardiosystems Inc.                       1996 Financial Statements

                           Forward-looking Statements

        In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company wishes to caution readers that the following important factors, among others, in some cases have affected, and in the future could affect, the Company's actual results and could cause its actual results in 1997 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company.

        Uncertainty of Regulatory Approval for Biomedical Devices. The Company's biomedical devices, including its left ventricular-assist systems (LVAS), are subject to approval by the U.S. Food and Drug Administration (FDA) before commercial sale of such devices may commence in the U.S. The Company is also subject to regulatory requirements in foreign countries in which the Company markets its devices. The process of obtaining regulatory approvals is lengthy, expensive, and inherently uncertain. Even after FDA and other regulatory approvals have been obtained, such approvals can be suspended or revoked if the Company's products do not continue to satisfy regulatory requirements. Failure to comply with applicable regulatory requirements can result in, among other things, fines, suspensions of approvals, recalls of products, operating restrictions, and criminal prosecutions.
        In October 1994, the Company received FDA approval for the commercial sale of its pneumatic LVAS. In April 1994, the Company received the CE Mark for commercial sale of the pneumatic LVAS in all European Union countries. The Company's HeartPak(TM) portable console received the CE Mark in February 1995 and the HeartPak is currently in Phase I clinical trials in the U.S. The Company's electric LVAS is currently in use in clinical trials in the U.S. These trials are testing the safety and efficacy of the device as both a bridge to transplant and as an alternative to medical therapy. The electric LVAS received the CE Mark in August 1995.
        No assurance can be given that the Company will file a supplement to its premarket approval (PMA) application with the FDA with respect to its electric LVAS on a timely basis, or at all, or that the PMA supplement, if filed, will be reviewed by the FDA on a timely basis or will ultimately be approved by the FDA. In addition, any design changes to the Company's LVAS, including use of the portable console for the pneumatic LVAS, must be approved pursuant to a supplement to an approved PMA application. Failure of the Company to obtain FDA approval for the commercial sale of the electric LVAS, either as a bridge to transplant or as an alternative to medical therapy, would have a material adverse effect on the Company's long-term growth prospects. In addition, failure of the Company to obtain approval for the HeartPak portable console would require patients supported by the pneumatic LVAS to remain hospitalized. This could materially restrict the market for the pneumatic LVAS.

        Uncertainty of Patient Reimbursement. The cost of implanting a cardiac support system is substantial. Without the financial support of the government or third-party insurers, the market for the Company's devices and equipment will be limited. Medicare and Medicaid limit the reimbursement that U.S. hospitals receive for treating certain medical conditions by setting maximum fees that can be charged to their patients. Under these systems, hospitals are paid a fixed amount for treating each

                                       29PAGE

    Thermo Cardiosystems Inc.                       1996 Financial Statements

                           Forward-looking Statements

    patient with a particular diagnosis. Private insurers also have initiated reimbursement systems designed to slow the escalation of healthcare costs. In addition, the federal government is considering, and certain state governments are considering or have adopted, new healthcare policies intended to curb rising costs. Such policies include rationing of government-funded reimbursement for healthcare services and imposing price controls upon providers of medical products and services. These policies could have the effect of limiting the availability of reimbursement for procedures, such as the implantation of an LVAS, that involve prolonged treatment of critically ill patients.
        In November 1995, the U.S. Health Care Finance Administration (HCFA) issued a decision that extends Medicare coverage to the Company's HeartMate pneumatic LVAS. Several major nongovernment insurers have already agreed to offer coverage for the pneumatic LVAS. Even though reimbursement has been established by HCFA and by certain nongovernment insurers, the amount of available reimbursement may change, and reimbursement may be denied by an insurer under certain circumstances, including if it is determined that a procedure was not the most cost-effective treatment method, was experimental, or was used for an unapproved indication. No assurance can be given that additional third-party reimbursement for the pneumatic LVAS will be granted within a reasonable period of time, or at all. The unavailability of third-party reimbursement for procedures involving the Company's systems or for the Company's biomedical devices would have a material adverse effect on the Company's business.

        Uncertainty of Opinion Leader Acceptance and Support. A limited number of cardiac surgeons and cardiologists influence medical device selection and purchase decisions for a large portion of the target patient population. The Company will achieve its business objectives only if its LVAS are recommended for use by such opinion leaders. In addition, acceptance by these physicians of the Company's whole-blood coagulation monitoring systems and Coumadin monitors is also important to the success of the Company's business. The Company has developed working relationships with a number of leading medical centers, and its existing and proposed LVAS and its blood coagulation monitoring systems have been well received by opinion leaders in cardiac surgery and cardiology. Moreover, since the inception of its work on cardiac support systems in 1966, the Company has relied upon surgical teams at medical institutions to perform clinical trials that are necessary for obtaining FDA approvals. A continuing working relationship with those and other institutions will be important to the success of the Company. No assurance can be given that existing relationships and arrangements can be maintained or that new relationships will be established. Furthermore, economic, psychological, ethical, and other concerns may limit acceptance of heart-assist devices in general, and there can be no assurance that markets of sufficient size will develop for the Company's LVAS.

        Technological Change and Competition. The Company is aware of only one other company performing clinical trials of intermediate or long-term LVAS support in humans. However, there are many organizations engaged in the development of various types of cardiac support systems, including a total artificial heart. As other organizations realize the commercial

                                       30PAGE

    Thermo Cardiosystems Inc.                       1996 Financial Statements

                           Forward-looking Statements

    potential for LVAS, the Company believes that competition will intensify. Further, the Company has several competitors in the coagulation monitoring instrument market. Although the length of the regulatory approval process for medical equipment and devices such as LVAS is a barrier to entry into these markets, the Company's products could be rendered obsolete or uneconomical by technological advances by one or more of the Company's present competitors or by future entrants into the markets in which the Company competes. Many manufacturers of medical devices have greater research and development, manufacturing, and marketing resources than those of the Company.

        Availability of Components and Raw Materials. The Company relies on a number of custom-designed components and materials supplied by other companies to manufacture its LVAS. The Company is making efforts to minimize the risks associated with sole sources and ensure long-term availability, including qualifying alternative materials and components or developing alternative sources for materials and components supplied by a single source. Although the Company believes that it has adequate supplies of materials and components to meet demand for its products for the foreseeable future, no assurance can be given that the Company will not experience shortages of certain materials or components in the future that could delay shipments of its products. The cost to the Company to evaluate and test alternative materials and components and the time necessary to obtain FDA approval for these materials are inherently difficult to determine because both time and cost are dependent on at least two factors: the similarity of the alternative material or component to the original material or component, and the amount of third-party testing that may have already been completed on alternative materials or components. There can be no assurance that the substitution of alternative materials or components would not cause delays in the Company's LVAS development programs or adversely affect the Company's ability to manufacture and ship LVAS to meet demand.

        Intellectual Property Rights. The Company relies principally upon trade secret protection and, to a lesser extent, patents to protect its proprietary rights with respect to its LVAS and its reagents, however, with respect to its coagulation equipment and skin-incision products, the Company relies principally on patents to protect its proprietary rights. No assurance can be given that the Company will be able to effectively protect its patents and trade secrets, or that competitors will not independently develop equivalent technology or design around the Company's patents. The Company's competitive position could be adversely affected if the Company is unable to protect adequately its proprietary rights. In addition, there can be no assurance that third parties will not assert claims against the Company that the Company infringes the intellectual property rights of such parties. The Company could incur substantial costs and diversion of management resources with respect to the defense of any such claims, which could have a material adverse effect on the Company's business, financial condition, and results of operations. Furthermore, parties making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief, which could effectively block the Company's ability to make, use, sell, distribute or market its products and services in the

                                       31PAGE

    Thermo Cardiosystems Inc.                       1996 Financial Statements

                           Forward-looking Statements

    U.S. or abroad. In the event that a claim relating to intellectual property is asserted against the Company, the Company may seek licenses to such intellectual property. There can be no assurance, however, that such licenses could be obtained on commercially reasonable terms, if at all. The failure to obtain the necessary licenses or other rights could preclude the sale, manufacture, or distribution of the Company's products and, therefore, could have a material adverse effect on the Company's business, financial condition, and results of operations. The Company has received correspondence from a third party alleging that the textured surface of the LVAS infringes certain patent rights of such third party. The Company believes that it has meritorious defenses to the claims of the third party. However, no assurance can be given that the Company would be successful if litigation was commenced or that others will not claim that the Company infringes their intellectual property rights.

        Limited Manufacturing and Marketing Experience. Prior to FDA approval of commercial sale of the pneumatic LVAS, the Company was engaged only in the research and development of its LVAS. Since that time, the Company has been building its manufacturing, marketing, and sales capabilities. Although the Company has not experienced difficulties in manufacturing its LVAS at volumes, cost, and quality levels sufficient to satisfy the increased demand resulting from commercial approval, no assurance can be given that the Company will not encounter difficulties as sales volumes increase or new products and/or components are approved for commercial sale. The Company does not have experience in the large-scale commercialization of medical devices. Although the Company has added sales and marketing staff and is expanding its distribution capabilities worldwide, no assurance can be given that the Company will be able to market and sell its products successfully in high volumes.

        Product Liability. The Company faces an inherent business risk of exposure to product liability claims relating to the use of its products. Although the Company currently maintains product liability insurance against this risk, there can be no assurance that it will continue to be able to obtain such coverage at economically feasible rates, if at all, or that such coverage will be adequate in terms and scope to completely protect the Company in the event of a successful product liability claim.

        International Operations and International Sales. In 1996, sales originating outside the U.S. and U.S. export sales accounted for approximately 19% of the Company's total revenues, including ITC. The Company anticipates that sales outside the U.S. and U.S. export sales will continue to account for a significant percentage of the Company's total revenues. The Company intends to continue to expand its presence in international markets. International revenues are subject to a number of risks, including the following: agreements may be difficult to enforce and receivables difficult to collect through a foreign country's legal system; foreign customers may have longer payment cycles; foreign countries may impose additional withholding taxes or otherwise tax the Company's foreign income, impose tariffs or adopt other restrictions on foreign trade; U.S. export licenses may be difficult to obtain; the protection of intellectual property in foreign countries may be more difficult to enforce; and fluctuations in exchange rates may affect

                                       32PAGE

    Thermo Cardiosystems Inc.                       1996 Financial Statements

                           Forward-looking Statements

    product demand and may adversely affect the profitability in U.S. dollars of products and services provided by the Company in foreign markets where payment for the Company's products and services is made in the local currency. There can be no assurance that any of these factors will not have a material effect on the Company's business and results of operations.












                                       33PAGE

    Thermo Cardiosystems Inc.                       1996 Financial Statements

                         Selected Financial Information

    (In thousands except
    per share amounts)      1996(a)   1995(b)   1994(c)      1993      1992
    -----------------------------------------------------------------------
    Statement of Income Data:
    Revenues              $ 63,962  $ 52,880  $ 39,051   $ 27,849  $ 21,789
    Net income              10,030    11,135     5,687      2,336     1,896
    Earnings per share         .25       .27       .14        .06       .06

    Balance Sheet Data:
    Working capital       $ 65,328  $ 64,610  $ 47,369   $ 19,048  $ 18,025
    Total assets           124,978   124,285   109,988     74,225    70,669
    Long-term obligations        -    11,642    33,450        600     2,520
    Common stock subject
      to redemption              -         -        -          -      5,468
    Shareholders'
      investment           111,089   103,416    68,382    67,514     58,351

    (a) Reflects conversion of $7,887,000 principal amount of noninterest-bearing subordinated convertible obligations and the December 1996 acquisition of Nimbus Medical, Inc.
    (b) Reflects conversion of $21,358,000 principal amount of noninterest-bearing subordinated convertible obligations.
    (c) Reflects the January 1994 issuance of $33,000,000 principal amount of noninterest-bearing subordinated convertible obligations due 1997.







                                       34PAGE

    Thermo Cardiosystems Inc.                       1996 Financial Statements



    Common Stock Market Information
        The following table shows the market range for the Company's common stock based on reported sales prices on the American Stock Exchange (symbol TCA) for 1996 and 1995. Prices have been restated to reflect a three-for-two stock split, effected in the form of a 50% stock dividend, distributed in May 1996.
                                    1996               1995
                             -----------------   -----------------
                   Quarter      High       Low      High       Low
                   -----------------------------------------------
                  First      $55 1/3   $39 1/3   $19 5/6  $10 5/12
                  Second      55 3/8    39 7/12   26 1/12  18 5/6
                  Third       44 5/8    29 1/2    33 1/6   24 1/6
                  Fourth      38 1/4    23 3/8    51 1/2   28 5/12

        As of January 24, 1997, the Company had 465 holders of record of its common stock. This does not include holdings in street or nominee names. The closing market price on the American Stock Exchange for the Company's common stock on January 24, 1997, was $27 per share.

    Shareholder Services
        Shareholders of Thermo Cardiosystems Inc. who desire information about the Company are invited to contact John N. Hatsopoulos, Chief Financial Officer, Thermo Cardiosystems Inc., 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02254-9046, (617) 622-1111. A mailing list is maintained to enable shareholders whose stock is held in street name, and other interested individuals, to receive quarterly reports, annual reports, and press releases as quickly as possible. Beginning in 1997, quarterly distribution will be limited to the second quarter report only. All quarterly reports and press releases are available through the Internet from Thermo Electron's home page on the World Wide Web (http://www.thermo.com/subsid/tca.html).

    Stock Transfer Agent
        American Stock Transfer & Trust Company is the stock transfer agent and maintains shareholder activity records. The agent will respond to questions on issuance of stock certificates, change of ownership, lost stock certificates, and change of address. For these and similar matters, please direct inquiries to:
        American Stock Transfer & Trust Company
        Shareholder Services Department
        40 Wall Street, 46th Floor
        New York, New York 10005
        (718) 921-8200




                                       35PAGE

    Thermo Cardiosystems Inc.                       1996 Financial Statements



    Dividend Policy
        Except for a $.01 per share dividend distributed to partially offset income tax liability relating to the Company's recapitalization in 1990, the Company has never paid any cash dividends because its policy is to use earnings to finance expansion and growth. The Company's Board of Directors anticipates that for the foreseeable future no cash dividends will be paid on the Company's common stock.

    Form 10-K Report
        A copy of the Annual Report on Form 10-K for the fiscal year ended December 28, 1996, as filed with the Securities and Exchange Commission, may be obtained without charge by writing to John N. Hatsopoulos, Chief Financial Officer, Thermo Cardiosystems Inc., 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02254-9046.

    Annual Meeting
         The annual meeting of shareholders will be held on Monday, June 2, 1997, at 1:30 p.m., at the Hyatt Regency Hotel, Hilton Head, South Carolina.